Exhibit 17.1

William I. Hagen

112 2nd Street SW  P.O. Box 357

Roseau MN 56751

February 14, 2007

Board of Directors

Arctic Cat Inc.

601 Brooks Ave. South

Thief River Falls, MN  56701

Dear Directors:

After many years of service to Arctic Cat Inc. as a member of the Board of Directors, I have decided to retire in order to devote more time to my many other activities.  It has been a pleasure working with you and I look forward to a long and profitable future for Arctic Cat.  Please consider my retirement from the Board effective February 14, 2007.

Sincerely,

/s/ WILLIAM I. HAGEN
William I. Hagen